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                                                            EXHIBIT 4.1


                               THE COMPANIES LAW

                           COMPANY LIMITED BY SHARES

                           MEMORANDUM OF ASSOCIATION

                                      OF

                          TRANSOCEAN SEDCO FOREX INC.


     1.  The name of the company is Transocean Sedco Forex Inc. (the "Company").

     2. The Registered Office of the Company shall be situated at the offices of W. S. Walker & Company, Walker House, P.O. Box 265, George Town, Grand Cayman, Cayman Islands, or at such other place as the Board of Directors may from time to time determine.

     3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any objective not prohibited by any law as provided by Section 7(4) of the Companies Law (1998 Revision), as may be amended, modified or re-enacted from time to time (the "Statute").

     4. Except as prohibited or limited by the Statute, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor, or otherwise whatever may be considered by it necessary or desirable for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereof, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company all irrespective of any question of corporate benefit.

     5. The liability of each member is limited to the amount, if any, from time to time unpaid on such member's shares.
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     6.  The share capital of the Company is US$8,000,000, divided into
300,000,000 Ordinary Shares of a nominal or par value of US$0.01 per share, and 50,000,000 shares of a nominal or par value of U.S. $0.10 per share, which may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined upon the creation thereof by action of the Board of Directors, with power for the Company insofar as is permitted by law, to redeem, call or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Statute and the Articles of Association and to issue any part of its capital, whether original, redeemed, called or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be ordinary, preference or otherwise shall be subject to the powers hereinabove contained.

     7. The Company may exercise the power contained in Section 224 of The Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

     8. Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (1995 Revision) as may be amended, modified or re-enacted from time to time, or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (1995 Revision) as may be amended, modified or re-enacted from time to time, or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (1996 Revision) as may be amended, modified or re-enacted from time to time.

     9. The Company will not trade in the Cayman Islands with any person, firm or company except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

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